Exhibit

Re:  Item 77K -  Changes in registrant’s certifying accountant

Date:  November 3, 2025

The Audit Committee of the Board of Trustees of Upright Investments Trust (the “Trust”) conducted a search to look for an alternative independent registered public accounting firm. This action was taken to ensure that the annual report will be filed in a timely manner for the fiscal year ended September 30, 2025.  This effectively terminates Myron Yang CPA & Associates as the Company’s independent registered public accounting firm as of November 3, 2025.

The reports of Myron Yang, et al on the Fund’s financial statements for the fiscal years ended September 30, 2023 and 2024 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

In connection with the audits of the Fund’s financial statements for the fiscal years ended September 30, 2023 and 2024, there were no disagreements with Myron Yang, et al on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedures which, if not resolved to the satisfaction of Myron Yang, et al would have caused Myron Yang, et al to make reference to the matter in their report.

There were no reportable events (as that term is described in Item 304(a)(3) of Regulation S-K) during the two fiscal years ended September 30, 2023 and 2024, or in the subsequent period through November 3, 2025.

The Company has provided a copy of the foregoing disclosures to Myron Yang and requested that Myron Yang furnish it with a letter addressed to the Securities and Exchange Commission stating whether Myron Yang agrees with the above statements. A copy of Myron Yang’s letter, dated November 3, 2025, is filed as Exhibit 16.1 to this Form 8-K.

During the two most recent fiscal years and in the subsequent interim period through November 3, 2025, the Fund has not consulted with Tang Qian & Associates with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that would have been rendered on the Fund’s financial statements, or any other matters set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.